Exhibit 10.2

Written Description of Option Acceleration

Effectuated by the Compensation Committee

of the Board of Directors of KVH Industries, Inc.

on December 9, 2005

On December 9, 2005, the Compensation Committee of the Board of Directors of KVH Industries, Inc. (the “Company”) voted to accelerate the vesting of all stock options that (i) were issued by the Company and outstanding on that date under the Company’s Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan and 2003 Incentive and Nonqualified Stock Option Plan and (ii) had exercise prices equal to or greater than ten percent (10%) above the closing price of the common stock of the Company on December 8, 2005, as reported by the Nasdaq Stock Market, Inc. On such date, the closing market price was $9.93.

As a result of this acceleration, all such stock options became immediately exercisable in full but otherwise continued to have all of the same terms and conditions as immediately before the acceleration, including the same exercise price and termination date.

The acceleration of vesting extended to all holders of stock options that met the foregoing criteria, including any directors and executive officers of the Company who held such stock options.